LOAN AGREEMENT

dated as of

July 22, 2003

between

MIG/Orlando Development, Ltd.,

a Florida limited partnership

and

THE HUNTINGTON NATIONAL BANK

LOAN AGREEMENT

THIS LOAN AGREEMENT (this "Agreement") is made this 22nd day of July, 2003 by and between THE HUNTINGTON NATIONAL BANK ("Lender" or "Bank") and MIG/Orlando Development, Ltd., a Florida limited partnership ("Borrower").

W I T N E S S E T H:

THAT, WHEREAS, Borrower desires to obtain a revolving line of credit from Lender:

See Exhibit A attached hereto.

WHEREAS, subject to the provisions hereof, Lender has agreed to make a loan to Borrower for such purposes in the maximum principal amount of the lesser of (i) $15,000,000.00 or (ii) 55% of the value of the Project (defined below) as determined by an outside appraiser engaged by Lender (the "Loan"). The Loan will be restricted by up to $5,000,000.00 for amounts actually used for letters of credit or derivative transactions.

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1. THE LOAN.

1.1. THE NOTE. The Loan will be evidenced by Borrower's Amended and Restated Promissory Note (the "Note") in the amount of the Loan, payable to the order of Lender pursuant to the terms as set forth therein. The Note will be secured by a first lien Amended and Restated Mortgage, Assignment of Leases, Rents and Security Agreement dated of even date herewith (the "Mortgage") encumbering the Project and the personal property located thereon and used in connection therewith. In addition, Borrower will execute and deliver financing statements evidencing Lender's security interest. The Loan will be further secured by a Guaranty of Payment (the "Guaranty") from Associated Estates Realty Corporation ("Guarantor" or "AERC") guarantying the payment of the Loan. Borrower and AERC will also execute an Environmental Compliance and Indemnification Agreement (the "Environmental Compliance and Indemnification Agreement"). The Note, the Mortgage, the Financing Statements, the Guaranty, the Environmental Compliance and Indemnification Agreement, this Agreement and all other documents executed in connection herewith are sometimes hereinafter collectively referred to as the "Loan Documents."

1.2 PAYMENTS. All payments by the Borrower to the Lender under the Note shall be made in lawful currency of the United States of America and in immediately available funds before 2:00 p.m. Ohio time on the date when such payment is due at the office of the Lender at 917 Euclid Avenue, Cleveland, Ohio 44115, Attention: Commercial Real Estate Department, or at such other location as the Lender shall designate to the Borrower from time to time in writing. Any payment received the Lender after such time shall be considered for all purposes (including the calculation of interest, to the extent permitted by law) as having been made on the Lender's next following business day.

If the date for any payment hereunder falls on a day that is not a business day, then for all purposes of this Agreement the same shall be deemed to have fallen on the next following business day, and such extension of time shall in such case be included in the computation of payments of interest.

1.3 EXPENSES. Borrower shall pay all reasonable and customary costs and expenses of Lender incidental to the Loan. Such costs shall include, but not be limited to, fees and out-of-pocket expenses of Lender's counsel, and title insurance premiums and costs, recording fees, appraisal fees, survey fees, inspection fees, revenue stamps and Note and Mortgage taxes, if any.

1.4 LOAN FEE. Borrower shall pay a loan fee to Lender in the amount of Thirty-Seven Thousand Five Hundred and No/100 Dollars ($37,500.00) at closing. Borrower shall also pay a non-use fee of .25% of the averaged unused balance of the commitment amount calculated quarterly.

1.5 MATURITY. The entire outstanding principal balance under the Note, together with accrued but unpaid interest thereon, and all other fees and obligations thereunder, shall be due and payable on July 22, 2006 (the "Maturity Date").

SECTION 2. CLOSING CONDITIONS.

2.1 CLOSING CONDITIONS. Prior to closing of the Loan (unless otherwise stipulated herein), and as a condition to Lender's obligation to close the Loan, Lender shall have received the following from Borrower, in form and substance satisfactory to Lender and Lender's counsel:

(a) Executed copies of this Agreement, the Mortgage, the Guaranty, the Environmental Compliance and Indemnification Agreement and all other Loan Documents required by Lender.

(b) Satisfactory evidence that the Financing Statements and the Mortgage have been recorded or filed in the appropriate offices.

(c) A legal opinion of counsel to Borrower and AERC addressed to Lender and covering such matters as the Lender or its counsel may reasonably require.

(d) Evidence satisfactory to the Lender indicating that the improvements to be constructed on the Property are neither located within a 100 year flood plain nor identified as a special flood hazard area as defined by the Federal Insurance Administration.

(e) An ALTA form title insurance commitment (along with UCC searches) from an acceptable title insurance company, binding such company (the "Title Company") to issue a standard ALTA mortgagee title insurance policy ("ALTA Policy") at closing, naming the Lender as the insured, insuring the Mortgage to be a valid first lien on the Project, free and clear of all defects, liens, encumbrances and exceptions to title except Permitted Encumbrances (hereinafter defined), the lien of real estate taxes not due and payable and such other matters as may be acceptable to Lender, and specifically insuring to the extent available in Florida, against unfiled mechanics' and materialmen's liens and matters of survey.

(f) An ALTA survey, prepared and certified by a registered surveyor, conforming to Lender's survey standards and otherwise satisfactory to Lender.

(g) A certificate of insurance evidencing all-risk insurance policy, naming Lender as mortgagee and loss payee, issued by a company acceptable to Lender. Borrower will also carry (i) worker's compensation insurance covering all liability of Borrower under the worker's compensation laws of the state in which the Project is located, (ii) adequate public liability insurance naming the Lender as additional insured, and (iii) if the Project is located within a flood-hazard area, flood-hazard insurance.

(h) A certified copy of AERC's Articles of Incorporation, certified by AERC's Secretary, a Good Standing Certificate issued by the Secretary of State of Ohio, a corporate resolution authorizing execution of the Loan Documents, a certified copy of Borrower's partnership agreement and Borrower's certificate of formation as filed with the Florida Secretary of State, Borrower's partnership resolutions, and a certificate of good standing issued by the Florida Secretary of State.

(i) Borrower shall provide evidence that the Property is zoned to permit the use and operation of the Project.

(j) Borrower shall provide a current "Phase One" environmental report regarding hazardous wastes, toxic materials and other environmental hazards on the Property, which report shall be certified by an environmental consultant and shall conform in all respects with Lender's "Phase One Environmental Report Requirements," a copy of which has been delivered to Borrower. If warranted by the Phase One environmental report, Borrower shall provide a detailed audit of the same matters. Such consultant must appear on Lender's list of approved environmental consultants or be specifically approved in writing by Lender. If the construction of the Project requires fill from other than the Property, then the report shall address hazardous wastes, toxic materials and other environmental hazards associated with such fill.

(k) Borrower shall deliver to Lender a fully executed Assignment of Property Management Agreement with an Acknowledgement by AERC Florida Management Company, Inc.

(o) Borrower must open and maintain the operating account for the Project at The Huntington National Bank.

(p) Such additional certificates, documents, consents or opinions as Lender may reasonably request.

SECTION 3. [RESERVED]

SECTION 4. DISBURSEMENTS.

4.1 AMOUNT OF DISBURSEMENTS. Lender will disburse funds against Borrower's Note up to the full amount thereof and as shown in accordance with the terms and conditions therein set forth. Borrower will accept all such advances requested by Borrower and made by Lender pursuant to this Agreement up to the full amount of the Loan. All disbursements will be made only into an operating account maintained by Borrower at The Huntington National Bank. The disbursements shall be made no more frequently than twice per month.

Upon the occurrence and during the continuance of any Event of Default, Lender shall be relieved of all obligations to make further advances under the Note. In such event, however, Lender shall retain the power to make further advances, at Lender's sole option, for the purpose of protecting the Project. Such advances shall be secured by the Mortgage, and the priority of the Mortgage as to such advances shall be the same as to those advances made by Lender before any such failure by Borrower.

4.2. CONDITIONS TO DISBURSEMENT. The following are Lender's conditions to disbursement:

(a) No Event of Default, or to Borrower's actual knowledge, an event which, with the giving of notice or the passage of time, or both, could become an Event of Default, shall have occurred and be continuing, and if the Lender so requests, Lender shall have received a certificate from Borrower to that effect.

(b) The representations and warranties set forth in Section 5 shall be true and correct in all material respects as though made on such date.

(c) On and as of the date of the disbursement, the Borrower shall have complied in all material respects with all applicable laws, ordinances, regulations and other requirements relating to the Project, and all necessary consents or approvals of any court or governmental department, public body, authority, commission, board, bureau, agency or instrumentality shall have been regularly and finally received with respect thereto, to the extent reasonably obtainable by the date of such disbursement.

(d) Borrower shall have fully complied in all material respects with all the provisions of this Agreement and the Loan Documents.

4.3 LOAN ADVANCE FORMULA.

Funds outstanding shall be limited based on the following formula that will be calculated on a quarterly basis: Actual Rolling 12 month Net Operating Income ("NOI") (adjusted for accrued expenses) divided by 9.00% multiplied by 70% (the "Advance Formula"). NOI shall include a deduction for a management fee expense (the greater 3.5% or actual) and a reduction for a Replacement Reserve allocation of $250/unit. If the funds outstanding is greater than the resultant amount based on the Advance Formula, Borrower will have 30 days to reduce the amount outstanding and bring the Loan in compliance. "Net Operating Income" shall mean, for any period, the amount by which Gross Revenues exceed Operating Expenses. "Gross Revenues" shall mean for any period, all revenues of the Project, determined on a cash basis, provided, however, that in no event shall Gross Revenues include (i) any loan proceeds, (ii) proceeds or payments under insurance policies (except proceeds of business interruption or rent insurance); (iii) condemnation proceeds; (iv) any security deposits received from tenants, unless and until the same are applied to rent or other obligations in accordance with the tenant's lease; (v) any other extraordinary items, in Bank's reasonable discretion or (vi) prepaid rent. "Operating Expenses" shall mean, for any period, the actual costs and expenses of owning, operating, managing and maintaining the Project during such period incurred by the Borrower, determined on an accrual basis and including replacement reserves equal to $250.00 per unit for the 12 month period beginning August 1, 2003 excepting, however, (i) interest or principal due on the Loan and (ii) capital expenditures.

SECTION 5. WARRANTIES AND REPRESENTATIONS.

5.1 ORGANIZATION AND AUTHORITY. Borrower warrants and represents to Lender that Borrower:

(a) Is a limited partnership duly organized duly formed and has authority to transact business in the State of Florida;

(b) Has requisite power and authority and all necessary licenses and permits to own and operate its own properties and to carry on its business as now conducted and as presently proposed to be conducted; and

(c) Is not doing business or conducting any activity in any jurisdiction in which it has not duly qualified and become authorized to do business.

5.2 SUBSIDIARIES. Borrower has no subsidiaries except as set forth below and will not create or acquire any subsidiaries without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed.

NONE

5.3 FINANCIAL STATEMENTS. The financial statements of Borrower and AERC for the fiscal year ending December 31, 2002, which have been supplied to Lender have been prepared in accordance with generally accepted accounting principles consistently applied and fairly represent Borrower's and AERC's respective financial condition as of such date. There has been no material adverse change in Borrower's or AERC's financial condition since that date.

5.4 FULL DISCLOSURE. Neither this Agreement nor any written statement furnished by Borrower to Lender in connection with obtaining the Loan, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or herein not misleading. To the best of Borrower's knowledge, there is no fact which Borrower has not disclosed to Lender in writing which materially affects the properties, business, prospects, profits or condition (financial or otherwise) of Borrower or the ability of Borrower to perform this Agreement.

5.5 PENDING LITIGATION. Except for the Fluor Daniels litigation, described in AERC's 10K and 10Q SEC filings, there are no proceedings pending, or to the knowledge of Borrower threatened, against or affecting Borrower in any court or before any governmental authority or arbitration board or tribunal which, individually or in the aggregate, involve the possibility of materially and adversely affecting the properties, business, prospects, profits or condition (financial or otherwise) of Borrower, or the ability of Borrower to perform this Agreement.

5.6 BORROWING IS LEGAL AND AUTHORIZED.

(a) The partners of Borrower have duly authorized the execution and delivery of the Loan Documents to which it is a party and such Loan Documents will constitute valid and binding obligations of Borrower enforceable in accordance with their respective terms.

(b) The execution of this Agreement and the other Loan Documents to which Borrower is a party and the compliance by Borrower with all the provisions thereof:

(i) are within the powers of Borrower; and

(ii) will not violate any provisions of any law or any order of any court or governmental agency applicable to Borrower and will not conflict with, result in any breach in any of the provisions or constitute an event of default under, or result in the creation of any lien or encumbrance upon any property of Borrower under the provisions of the Borrower's operating agreement, or any other agreement, or other instrument in existence on the date hereof to which Borrower is a party or by which it may be bound.

(c) Except for the documents evidencing the loan in favor of First Union National Bank, which is being assigned to Lender simultaneously herewith, (the "First Union Loan") there are no limitations in any indenture, mortgage, deed of trust or other agreement or instrument in existence on the date hereof to which Borrower is now a party or by which Borrower may be bound, with respect to the payment of principal or interest on any indebtedness of Borrower, including the Note or notes to be executed in connection with this Agreement.

5.7 NO DEFAULT. No event has occurred and no condition exists which would constitute, or which, with the passage of time on giving of notice, or both, would constitute an Event of Default pursuant to this Agreement. Borrower is not in violation of any term of any agreement, charter instrument, bylaw or other instrument in existence on the date hereof to which it is a party or by which it may be bound.

5.8 GOVERNMENT CONSENT. Neither the nature of Borrower or of its business or properties, nor any relationship between Borrower and any other entity or person, nor any circumstance in connection with the execution of this Agreement, is such as to require a consent, approval or authorization of, or filing (other than the filing of financing statements and the recordation of the Mortgage), registration or qualification with, any governmental authority on the part of Borrower as a condition to the execution and delivery of this Agreement and the Note and Loan Documents contemplated herein.

5.9 TITLE TO PROPERTIES. The Borrower has good and marketable title to all the property which it purports to own (except as sold or otherwise disposed of in the ordinary course of business), free from any liens and encumbrances, except Permitted Encumbrances.

5.10 TAXES.

(a) All tax returns required to be filed by Borrower on or before the date hereof in any jurisdiction have in fact been filed, and all taxes, assessments, fees and other governmental charges upon Borrower, or upon any of its respective properties, which are due and payable have been paid. Borrower does not know of any proposed additional tax assessment against it.

(b) The provisions for taxes on the books of Borrower for its current fiscal period are adequate.

5.11 COMPLIANCE WITH LAWS.

Borrower:

(a) is not, to the best of its knowledge, in violation (in any material respect) of any laws, ordinances, governmental rules or regulations to which it is subject, including, without limitation, any environmental laws, rulings or regulations and Borrower's compliance therewith has not been called into question by any governmental authority or other organization;

(b) is not the subject of a "Superfund" evaluation;

(c) has not acquired, incurred or assumed directly or indirectly, any material contingent liability in connection with the release of any toxic or hazardous waste or substance into the environment;

(d) represents and warrants that no hazardous substances or solid wastes have been disposed of or otherwise released by it or to its knowledge, any other person (except as disclosed by the reports delivered to Lender pursuant to Section 2 hereof) on or into the mortgaged premises;

(e) has not to the best of its knowledge, failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business (or, if such item is not yet necessary, will not fail to obtain such item), which violation or failure to obtain might materially and adversely affect the business, prospects, profits, properties or condition (financial or otherwise) of Borrower.

5.12 CONTRACT RESTRICTIONS ON BORROWER. Except for the First Union Loan, Borrower is not a party to any contract or agreement which restricts the right or ability of Borrower to incur indebtedness, other than this Agreement. Borrower has not agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a lien or encumbrance other than the Mortgage or the liens permitted in the Mortgage or this Agreement.

5.13 ERISA. Borrower does not maintain any employee pension benefit plan subject to the requirements of ERISA.

SECTION 6. BORROWER BUSINESS COVENANTS.

Borrower covenants that on and after the date of this Agreement, so long as any of the indebtedness provided for herein remains unpaid:

6.1 PAYMENT OF TAXES AND CLAIMS.

Borrower will pay before they become delinquent:

(a) all taxes, assessments and governmental charges or levies imposed upon it or its property; and

(b) all claims or demands of materialmen, mechanics, carriers, warehousemen, landlords, bailees and other like persons which, if unpaid, might result in the creation of a lien or encumbrance upon its property, provided that (i) items of the foregoing description need not be paid while being contested in good faith and by appropriate proceedings, (ii) adequate book reserves have been established, or an adequate amount has been escrowed or an adequate bond (or title insurance endorsement) has been posted, with respect thereto and (iii) Borrower's title to, and its right to use, its property is not materially adversely affected thereby.

6.2 MAINTENANCE OF PROPERTIES AND LIMITED PARTNERSHIP EXISTENCE.

Borrower shall:

(a) Property--maintain its property in good condition and make all renewals, replacements, additions, betterments and improvements thereto which are deemed necessary by Borrower;

(b) Insurance--maintain, with financially sound and reputable insurers, insurance with respect to its properties and business against such casualties and contingencies, of such types (including but not limited to fire and casualty, public liability and builders risk insurance) and in such amounts as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated;

(c) Financial Records--keep true books of records and accounts in which full and correct entries will be made of all its business transactions, and reflect in its financial statements adequate accruals and appropriations to reserves, all in accordance with generally accepted accounting principles;

(d) Borrower's Existence and Rights--do or cause to be done all things necessary (i) to preserve and keep in full force and effect its existence, rights and franchises, and (ii) to maintain its status as an Florida limited partnership and in good standing under the laws of the State of Florida; and

(e) Compliance with Law--not be in violation of any laws, ordinances, or governmental rules and regulations to which it is subject and will not fail to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business, which violation or failure to obtain might materially and adversely affect the business, prospects, profits, properties or condition (financial or otherwise) of Borrower.

6.3 ENVIRONMENTAL PROTECTION. Borrower shall comply in all material respects with all applicable requirements in effect from time to time of all federal, state, local and other governmental authorities, foreign or domestic, with respect to environmental protection applicable to the Property and shall not acquire, incur or assume directly or indirectly, any material contingent liability in connection with the release of any toxic or hazardous waste or substance into the environment, or dispose of, or allow to be disposed of, or otherwise release hazardous or toxic substances or solid wastes on or into the Property.

6.4 NEGATIVE PLEDGE. Borrower will not (i) cause or permit or (ii) agree or consent to cause or permit in the future (upon the happening of a contingency or otherwise), any of its property, whether now owned or hereafter acquired, to be subject to a lien or encumbrance except:

(i) liens securing taxes, assessments or governmental charges or levies or the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like persons provided the payment thereof is not at the time required by Section 6.1;

(ii) liens incurred or deposits made in the ordinary course of business (i) in connection with workmen's compensation, unemployment insurance, social security and other like laws, or (ii) to secure the performance of letters of credit, bids, tenders, sales contracts, leases, statutory obligations, surety, appeal and performance bonds and other similar obligations not incurred in connection with the borrowing of money, the obtaining of advances or the payment of the deferred purchase price of property or (iii) interest rate swap agreements;

(iii) attachment, judgment and other similar liens arising in connection with court proceedings, provided the execution or other enforcement of such liens is effectively stayed or a bond for the payment thereof has been posted and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

(iv) the First Union Loan, reservations, exceptions, encroachments, easements (whether presently existing or granted by Borrower in the course of construction), rights of way, covenants, conditions, restrictions, leases and other similar title exceptions or encumbrances affecting real property, provided they do not in the aggregate materially detract from the value of said property or materially interfere with its use in the ordinary conduct of the owning company's business (the "Permitted Encumbrances") (Lender acknowledges that existing Permitted Encumbrances are not subject to the foregoing provisions);

(v) inchoate liens arising under ERISA to secure the contingent liability of the Borrower.

6.5 OTHER BORROWINGS. Borrower will not create or incur any indebtedness for borrowed money or advances in connection with the Project, including through the execution of capitalized lease agreements (other than customary trade debt in the ordinary course of Borrower's, business member loans under Borrower's operating agreement and interest rate swap agreements), without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed.

6.6 CONTINGENT LIABILITIES. Borrower will not guarantee, endorse or otherwise become surety for or upon the obligations of others, except by endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

SECTION 7. INFORMATION AS TO BORROWER.

Borrower shall deliver the following to Lender:

(a) within thirty (30) days after the end of each quarter, financial statements, including a balance sheet and statements of income and surplus, certified by the General Partner of Borrower as fairly representing Borrower's financial condition as of the end of such period;

(b) within thirty (30) days after the end of each quarter, a statement signed by the General Partner of Borrower certifying that Borrower is in compliance in all material respects with terms of this Agreement;

(c) immediately after Borrower obtains knowledge of the existence of any condition or event which constitutes, or which, with the passage of time or the giving of notice, or both, would constitute an Event of Default, a written notice specifying the nature and period of existence thereof and what action Borrower is taking or proposes to take with respect thereto;

(d) immediately after Borrower obtains knowledge of (i) any litigation materially effecting or relating to the Project, (ii) any dispute between Borrower and any municipal or other governmental authority relating to the Project, the adverse determination of which might materially effect the Project, and (iii) any written threat or commencement of proceedings in condemnation or eminent domain relating to the Project; and

(e) at the request of Lender, such other information as Lender may from time to time reasonably require.

SECTION 8. EVENTS OF DEFAULT AND REMEDIES

8.1 EVENTS OF DEFAULT. An "Event of Default" shall exist if any of the following occurs and is continuing:

(a) Borrower fails to make any payment of principal or interest on the Maturity Date;

(b) Borrower fails to make any monthly installment payment of principal and/or interest on the Note on or before the fifteenth (15th) day of the month in which the date such payment is due;

(c) Borrower fails to perform or observe any other covenant involving the payment of taxes, insurance, fees, or any other covenant requiring the payment of money contained in any other Loan Document to which it is a party and such failure continues for fifteen (15) business days after notice from Lender;

(d) Borrower fails to comply with any other provision contained in this Agreement or any other Loan Document (other than a monetary obligation) and such default continues for fifteen (15) business days or more after written notice to Borrower from Lender specifying the nature of the default; provided, however, that if such default is of a nature that it cannot be cured within the fifteen (15) business day period, then Borrower shall not be in default if it commences good faith efforts to cure the default within the fifteen (15) business day period, demonstrates continuous diligent efforts to cure the default in a manner satisfactory to Lender, and within a reasonable period, not to exceed ninety (90) days after the date of the original written notice of the default, completes the cure of such default or, if the same cannot, on a commercially reasonable basis, reasonably be completed within such period, then within such additional period of time as is necessary and reasonable to complete such cure, assuming diligent efforts on the part of Borrower, but in any event not to exceed one hundred twenty (120) days after the date of the original notice of default;

(e) Any warranty, representation or other statement by or on behalf of Borrower contained in this Agreement or in any instrument furnished in compliance with or in reference to this Agreement is false or misleading in any material respect;

(f) Borrower becomes insolvent or bankrupt, or makes an assignment for the benefit of creditors, or consents to the appointment of a trustee, receiver or liquidator;

(g) Bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings are instituted by Borrower; or bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings are instituted against Borrower and such proceedings have not been dismissed or stayed within ninety (90) days after the institution thereof;

(h) A final judgment or judgments, from which no further right of appeal exists, for the payment of money aggregating in excess of $3,000,000.00 is or are outstanding against Borrower and/or Guarantor and any one of such judgments has been outstanding for more than thirty (30) days from the date of its entry and has not been discharged in full or stayed and is not covered by insurance;

(i) The Guaranty is revoked, terminated, or otherwise becomes non-operative and the Guaranty is not replaced by another guaranty (or other security) reasonably satisfactory to Lender;

(j) An Event of Default shall have occurred and be continuing under any agreement or other instrument under which any indebtedness of Borrower may be issued or under any mortgage or other document, which Event of Default permits the acceleration of the indebtedness of Borrower outstanding thereunder; or

(k) An Event of Default shall have occurred and be continuing in connection with that certain $15,800,000.00 loan from Lender to AERC - Courtney Chase, LLC.

8.2 REMEDIES. If an Event of Default shall have occurred and be continuing, then (i) all of Lender's obligations to make any further advances shall cease (if Lender so elects), (ii) Lender may declare the entire principal and all interest accrued on or under the Note to be immediately due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, (iii) Lender may foreclose the Mortgage and (v) Lender may immediately exercise any right, power or remedy permitted to the Lender by law. Each of the foregoing remedies is distinct and cumulative to all the other rights or remedies under this Agreement or afforded by law or equity, and may be exercised concurrently, independently or successively, in any order whatsoever.

No course of dealing on the part of Lender and no delay or failure on the part of the Lender to exercise any right shall operate as a waiver of such right or otherwise prejudice the Lender's rights, powers and remedies.

SECTION 9. POWER OF LENDER.

Upon an Event of Default, Lender shall have full power to operate the Project in the name of Borrower and to pay all bills and expenses incurred thereby. Notwithstanding the foregoing, the Lender shall not be obligated to undertake to operate the Project, and any such action shall be in the Lender's sole but commercially reasonable discretion. In such event, however, Lender does not assume responsibility to pay bills owed by Borrower at the time Lender elects to take possession of the Project.

SECTION 10. DEFINITIONS AND ACCOUNTING TERMS.

10.1 DEFINED TERMS. As used in this Agreement, the following terms shall have the meaning set forth respectively after each:

"ALTA Policy" means the policy of title insurance covering the Property required pursuant to Section 2.1(e) of this Agreement.

"Disbursement" means each of the disbursements made pursuant to Section 4.1.

"Event of Default" is defined in Section 8.1.

"Guarantor" means Associated Estates Realty Corporation, an Ohio corporation.

"Improvements" means the improvements now located on the Property.

"Loan Documents" is defined in Section 1.1.

"Mortgage" means the Mortgage, Assignment of Rents and Security Agreement dated of even date herewith from the Borrower.

"Permitted Encumbrances" is defined in Section 6.4(iv).

"Personal Property" means all of the Borrower's right, title and interest in and to all furniture, furnishings, fixtures, machinery, equipment and personal property of every kind and nature, whether tangible or intangible, now or hereafter located at, upon or about the Property, or used or to be used in connection with or relating to or arising with respect to the Property.

"Project" means the Property, the Improvements and the Personal Property.

"Property" means the real property described in Exhibit A.

10.2 USE OF DEFINED TERMS. Any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall include the plural and the use of one gender, all genders, as the context requires.

10.3 ACCOUNTING TERMS. All accounting terms not specifically defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, generally accepted accounting principles applied on a consistent basis.

SECTION 11. MISCELLANEOUS.

11.1 NOTICES.

(a) All notices and other communications given under this Agreement or under the notes executed pursuant hereto shall be in writing and shall be given by hand delivery or be mailed by registered or certified mail, postage prepaid,

(1) if to Lender, at the following address, or at such other address as may have been furnished in writing to Borrower by Lender:

The Huntington National Bank

917 Euclid Avenue

Cleveland, Ohio 44ll5

Attn: Commercial Real Estate Department

(2) if to Borrower, at the following address, or at such other address as may have been furnished in writing to Lender by Borrower:

MIG/Orlando Development, Ltd.

c/o Associated Estates Realty Corporation

5025 Swetland Court

Cleveland, Ohio 44113

Attn: Legal Department

(b) Any notice so addressed and mailed by registered or certified mail shall be deemed to be given three (3) business days after the date when so mailed.

11.2 SURVIVAL. All warranties, representations, and covenants made by Borrower herein or on any certificate or other instrument delivered by it or on its behalf under this Agreement shall be considered to have been relied upon by Lender and shall survive the closing of the Loan until the Loan has been paid in full regardless of any investigation made by Lender on its behalf. All statements in any such certificate or other instrument shall constitute warranties and representations by Borrower.

11.3 SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the heirs, successors and assigns of each of the parties; provided however that the Borrower shall not assign its rights or obligations hereunder without the prior written consent of the Lender, which consent shall not be unreasonably withheld, conditioned or delayed.

11.4 AMENDMENT AND WAIVER. This Agreement (including any schedules or exhibits hereto) may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of Borrower and Lender.

11.5 DUPLICATE ORIGINALS. Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument.

11.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

11.7 REPRODUCTION OF DOCUMENTS. This Agreement and all documents relating hereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by the Lender at the closing or otherwise, and (c) financial statements, certificates and other information previously or hereafter furnished to the Lender, may be reproduced by Lender by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and Lender may destroy any original document so reproduced. Borrower agrees and stipulates that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by the Lender in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

IN WITNESS WHEREOF, Lender and Borrower have executed this Agreement or caused same to be executed by their duly authorized officers or partners on the day and year first above written.

THE HUNTINGTON NATIONAL BANK

By: /s/ A. Geraldi Perry

Name: A. Geraldi Perry

Title: Assistant Vice President

MIG/Orlando Development, Ltd., a Florida

limited partnership

By: /s/ Martin A. Fishman

Name: Martin A. Fishman

Title: Vice President

AERC of Florida, Inc., its General Partner

STATE OF OHIO )

) SS.

COUNTY OF CUYAHOGA )

The foregoing instrument was acknowledged before me this 22nd day of July , 2003, by A. Geraldi Perry, Assistant Vice President of The Huntington National Bank, a national banking association, on behalf of the bank.

___________________________________

Notary Public

STATE OF Ohio )

)

COUNTY OF Cuyahoga )

The foregoing instrument was acknowledged before me this 18th day of July, 2003, by Martin A. Fishman, Vice President of AERC of Florida, Inc., General Partner of MIG/Orlando Development, Ltd., a Florida limited partnership, on behalf of the limited partnership.

/s/Susan K. Bozek

Notary Public

EXHIBIT A

Legal Description

PARCEL I:

Lots 2 and 3, ORLANDO INTERNATIONAL CENTER PLAT 2, according to the plat thereof, recorded in Plat Book 36, Page 71, Public Records of Orange County, Florida.

PARCEL II:

Non-exclusive easement for drainage purposes into and over the following described land:

Tracts A and B, ORLANDO INTERNATIONAL CENTER PLAT 2, according to the plat thereof, recorded in Plat Book 36, Page 71, Public Records of Orange County, Florida.